Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Form 8-K/A of Sigma Additive Solutions, Inc., of our report dated August 14, 2023, for the NextTrip Group, LLC. (“the Company”) consolidated financial statements, for the years ended February 28, 2023 and 2022. Our report dated August 14, 2023, contains an explanatory paragraph regarding the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

TPS Thayer LLC

Sugar Land, Texas

January 10, 2024